Exhibit 10.1

AMENDMENT TWO
TO
FIFTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT

As of April 24, 2018

This Amendment Two (“Amendment”) hereby amends that certain Fifth Amended and Restated Employment Agreement dated as of October 22, 2013, as amended by Amendment One dated as of September 28, 2015, between Robert Mehrabian and Teledyne Technologies Incorporated (the “Employment Agreement”) as follows:

1.	Effective April 24, 2018, the Executive’s title shall be changed to “Chairman and Chief Executive Officer”.

2.
Since December 25, 2017, the term “Base Salary” for the purpose of the Employment Agreement has been $995,000 (Nine Hundred and Ninety Five Thousand Dollars). The Executive’s Base Salary may be increased from time to time in the future as approved by the Personnel and Compensation Committee of the Board of Directors.

Capitalized terms used in this Amendment without definition have the meanings given to such terms in the Employment Agreement.

Except as expressly amended hereby, the Employment Agreement remains in full force and effect.

Witness the due execution hereof, intending to be legally bound, as of the date first above written.

Executive

/s/ Robert Mehrabian
Robert Mehrabian

Teledyne Technologies Incorporated

By: /s/ Charles Crocker
Charles Crocker
Chair, Personnel and Compensation Committee